Schedule A

Fund	Date	Transaction	Number of shares	Price
Perceptive Life Sciences Master Fund, Ltd.	11/11/2025	Sale	4,783	$4.3146(1)
Perceptive LS (A), LLC	11/11/2025	Sale	537	$4.3146 (1)
Perceptive Life Sciences Master Fund, Ltd.	11/12/2025	Sale	7,862	$4.0594(2)
Perceptive LS (A), LLC	11/12/2025	Sale	883	$4.0594 (2)
Perceptive Life Sciences Master Fund, Ltd.	11/13/2025	Sale	28,597	$3.9001(3)
Perceptive LS (A), LLC	11/13/2025	Sale	3,213	$3.9001 (3)

1 The reported price is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $4.25 to $4.61 inclusive. The reporting persons undertake to provide the staff of the SEC, upon request, full information regarding the number of shares purchased at each separate price within such range

2 The reported price is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $3.90 to $4.27 inclusive. The reporting persons undertake to provide the staff of the SEC, upon request, full information regarding the number of shares purchased at each separate price within such range.

3 The reported price is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $3.90 to $3.91 inclusive. The reporting persons undertake to provide the staff of the SEC, upon request, full information regarding the number of shares purchased at each separate price within such range.